MIV Therapeutics Closes 4.14 Million Equity Financing
August 22, 2005

Proceeds to Accelerate MIVT's Advancement of Unique Next-Generation HAp Coating Technologies

VANCOUVER, British Columbia--(BUSINESS WIRE)--August 22, 2005--MIV Therapeutics, Inc. (OTCBB: MIVT - News), a developer of next-generation biocompatible stent coatings and drug delivery technologies for cardiovascular stents and for broad range of implantable medical devices, has recently closed a Reg S and Rule 506 non-brokered private placement financing totaling $4.14 million.

"This financing will accelerate our research and development program focused on the development and successful commercialization of advanced coatings for a broad range of implantable medical devices and reconstructive implants based on our proprietary breakthrough Hydroxyapatite coating technologies," said Alan Lindsay, CEO of MIVT. "The proceeds from this transaction are an important boost to our capital resources, and will be sufficient to support the ongoing needs of MIV Therapeutics' operations and research program on our critical path to clinical trials."

The proceeds of the transaction will be dedicated to funding the on-going costs of operations and the Company's aggressive R&D program that is approaching clinical trials stage. The new generation of drug-eluting coatings for vascular stents is designed to reduce the most serious adverse reactions currently associated with present polymer-based coating technologies.  Stents are placed inside arteries to restore adequate blood flow by propping open arteries narrowed by vascular disease. Currently available bare-metal stents, as well as those coated with polymer-based drug-filled coatings, are often associated with significant rates of inflammation and other adverse tissue reactions within the stented arteries. MIVT's proprietary HAp-based coating technology, have demonstrated in extensive pre-clinical animal studies to have exceptional biocompatibility and safety, which is considered, a major advantage over existing polymer-based drug-eluting stents currently available on the market.

Working in close collaboration with the University of British Columbia, MIVT is focused on developing and delivering to healthcare markets worldwide a number of  effective coating solutions to protect surrounding tissue from chemical interaction with bare-metal stents. This undesired interaction may cause aggressive response of the immune system that typically result in elevated occurrence of restenosis, or re-blocking of the arteries following angioplasty, and in elevated risks of dangerous thrombus, or blood clots, within the stented artery.

About MIV Therapeutics, Inc.

MIV Therapeutics Inc. is developing a next-generation line of advanced biocompatible coatings for passive and drug-eluting application on cardiovascular stents and for application on other implantable medical devices. The Company's ultra-thin coating formulation is designed primarily to protect surrounding tissue from the chemical interaction with metal stents. The Company's unique ultra-thin coating has been derived from a biocompatible material called hydroxyapatite (HAp) that during in-vivo animal trials demonstrated excellent safety and superior healing properties pursued by the science in the field of advanced implantable drug delivery systems. Hydroxyapatite is a bioactive porous material that makes up the bone mineral and matrix of teeth. It is widely used as a bone substitute material and for coating implantable fixation devices in orthopedic, dental and other applications. The Company's novel drug eluting technologies based on Hydroxyapatite provide an alternative solution to polymer-based drug eluting coatings currently in the stent market. The Company's drug-eluting coating is designed to suit a broad range of implantable medical devices which may benefit from a highly customizable drug release profile. MIVT reached a Collaborative Research Agreement (CRA) with the University of British Columbia and supported a research and development grant from the Natural Sciences and Engineering Research Council of Canada (NSERC) in 2002 for the development of Hydroxyapatite as a drug eluting coating. In December 2004 MIVT received a Government grant for the research program titled "Development of Novel Drug Eluting Composite Coatings for Cardiovascular Stents" under the National Research Council - Industrial Research Assistance Program (NRC-IRAP). Under this sponsorship the Company will progress to the development stage, which is expected to finalize the drug-eluting research and development Program. For more information, please visit http://www.trilogy-capital.com/tcp/mivt/website.html. To read or download MIV Therapeutics' Investor Fact Sheet, visit http://www.trilogy-capital.com/tcp/mivt/factsheet.html. To obtain daily and historical Company stock quote data, and recent Company news releases, visit http://www.trilogy-capital.com/tcp/html/mivt.htm.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Such statements are indicated by words or phrases such as "believe," "will," "breakthrough," "significant," "indicated," "feel," "revolutionary," "should," "ideal," "extremely" and "excited." These statements are made under "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's recent Form 10-K and Form 10-Qs, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

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Contact:

MIV Therapeutics Inc.
Investor Relations, 604-301-9545
Toll-free: 800-221-5108
Fax: 604-301-9546
E-mail: investor@mivtherapeutics.com
Web: www.mivtherapeutics.com
Or for Product Inquiries and Business Opportunities:
Arc Rajtar, 604-301-9545 Ext. 22
arajtar@mivi.ca;
or
Trilogy Capital Partners
Paul Karon, Toll-free: 800-342-1467